As filed with the Securities and Exchange Commission on November 13, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HSBC Holdings plc

(Exact name of Registrant as specified in its charter)

England (State or other jurisdiction of incorporation or organization)		98-0209906 (I.R.S. Employer Identification Number)
8 Canada Square London E14 5HQ, England 011-44-20-7991-8888

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

HSBC Holdings Savings-Related Share Option Plan

HSBC Holdings Savings-Related Share Option Plan: International

(Full Title of the Plan)

Janet Burak, Esq.

HSBC Bank USA, National Association

One HSBC Center

Buffalo, New York 14203

Tel. No.: (212) 525 5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ashar Qureshi, Esq.

Cleary Gottlieb Steen & Hamilton LLP

55 Basinghall Street

London EC2V 5EH, England

011-44-20-7614-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filter ☒	Accelerated filter ☐
Non-accelerated filter ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE
Ordinary Shares, nominal value US$0.50 each	32,951,305	$10.418	$343,286,696	$13,492
(1)

Together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the HSBC Holdings Savings-Related Share Option Plan and the HSBC Holdings Savings-Related Share Option Plan: International (the “Plans”) as the result of a stock split, stock dividend or similar adjustment of the outstanding ordinary shares of HSBC Holdings plc (the “Registrant”).

(2)

Estimated solely for the purposes of calculation of the registration fee with respect to the shares being registered hereby pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of one-fifth of the average of the high and low reported prices of the American Depositary Shares representing the Registrant’s ordinary shares reported on the New York Stock-Exchange-Composite Tape on November 12, 2008. Each ADR is equal to five ordinary shares and the average of the high and low reported price for one ADR was $52.09 on November 12, 2008.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished. All of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports.

(a)       The Registrant’s Annual Report for the fiscal year ended December 31, 2007 on Form 20-F (No. 1-14930) filed by the Registrant under the Exchange Act on March 10, 2008.

(b)       All of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports.

(c)       The description of the Ordinary Shares contained under the heading “Description of HSBC Ordinary Shares” in the Amendment No. 4 to the Registrant’s Registration Statement on Form F-4 (No. 333-102027), filed with the Commission on February 25, 2003, pursuant to the Securities Act of 1933, as amended.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable

Item 5. Interests of Named Experts and Counsel

Not applicable

Item 6. Indemnification of Directors and Officers

Article 168.1 of the Registrant's Articles of Association provides:

“Subject to the provisions of the 2006 Act, but without prejudice to any indemnity to which he may be otherwise entitled, every Director, alternate Director, Secretary or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all costs, charges, losses, damages and liabilities incurred by him in the actual or purported execution and/or discharge of his duties or exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office, provided that this Article 168.1 shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause this Article 168.1, or any element of it, to be treated as void under the 2006 Act.”

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The relevant provisions of the Companies Act of 2006 (referred to as the Act in Article 168.1) are sections 205, 206, 232, 233, 234, 235, 236, 463 and 1157. Section 205 provides:

“(1) Approval is not required under section 197, 198, 200 or 201 (requirement of members’ approval for loans etc) for anything done by a company—(a) to provide a director of the company or of its holding company with funds to meet expenditure incurred or to be incurred by him—(i) in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or (ii) in connection with an application for relief (see subsection (5)), or (b) to enable any such director to avoid incurring such expenditure, if it is done on the following terms.

(2) The terms are—(a) that the loan is to be repaid, or (as the case may be) any liability of the company incurred under any transaction connected with the thing done is to be discharged, in the event of— (i) the director being convicted in the proceedings, (ii) judgment being given against him in the proceedings, or (iii) the court refusing to grant him relief on the application; and (b) that it is to be so repaid or discharged not later than—(i) the date when the conviction becomes final, (ii) the date when the judgment becomes final, or (iii) the date when the refusal of relief becomes final.

(3) For this purpose a conviction, judgment or refusal of relief becomes final—(a) if not appealed against, at the end of the period for bringing an appeal; (b) if appealed against, when the appeal (or any further appeal) is disposed of.

(4) An appeal is disposed of—(a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.

(5) The reference in subsection (1)(a)(ii) to an application for relief is to an application for relief under—section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).”

Section 206 provides:

“Approval is not required under section 197, 198, 200 or 201 (requirement of members’ approval for loans etc) for anything done by a company—(a) to provide a director of the company or of its holding company with funds to meet expenditure incurred or to be incurred by him in defending himself—(i) in an investigation by a regulatory authority, or (ii) against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or (b) to enable any such director to avoid incurring such expenditure.”

Section 232 provides:

“(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by— (a) section 233 (provision of insurance), (b) section 234 (qualifying third party indemnity provision), or (c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.”

Section 233 provides:

“Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.”

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Section 234 provides:

“(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—(a) any liability of the director to pay—(i) a fine imposed in criminal proceedings, or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (b) any liability incurred by the director—(i) in defending criminal proceedings in which he is convicted, or (ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—(a) a conviction, judgment or refusal of relief becomes final—(i) if not appealed against, at the end of the period for bringing an appeal, or (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and (b) an appeal is disposed of—(i) if it is determined and the period for bringing any further appeal has ended, or (ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).”

Section 235 provides:

“(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme. Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—(a) any liability of the director to pay—(i) a fine imposed in criminal proceedings, or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose—(a) a conviction becomes final—(i) if not appealed against, at the end of the period for bringing an appeal, or (ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and (b) an appeal is disposed of—(i) if it is determined and the period for bringing any further appeal has ended, or (ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.”

Section 236 provides:

“(1) This section requires disclosure in the directors’ report of—(a) qualifying third party indemnity provision, and (b) qualifying pension scheme indemnity provision. Such provision is referred to in this section as “qualifying indemnity provision”.

(2) If when a directors’ report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4) If when a directors’ report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

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(5) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force.”

Section 463 provides:

“(1) The reports to which this section applies are—(a) the directors’ report, (b) the directors’ remuneration report, and (c) a summary financial statement so far as it is derived from either of those reports.

(2) A director of a company is liable to compensate the company for any loss suffered by it as a result of— (a) any untrue or misleading statement in a report to which this section applies, or (b) the omission from a report to which this section applies of anything required to be included in it.

(3) He is so liable only if—(a) he knew the statement to be untrue or misleading or was reckless as to whether it was untrue or misleading, or (b) he knew the omission to be dishonest concealment of a material fact.

(4) No person shall be subject to any liability to a person other than the company resulting from reliance, by that person or another, on information in a report to which this section applies.

(5) The reference in subsection (4) to a person being subject to a liability includes a reference to another person being entitled as against him to be granted any civil remedy or to rescind or repudiate an agreement.

(6) This section does not affect—(a) liability for a civil penalty, or (b) liability for a criminal offence.”

Section 1157 provides:

“(1) If in proceedings for negligence, default, breach of duty or breach of trust against—(a) an officer of a company, or (b) a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—(a) he may apply to the court for relief, and (b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

Item 7. Exemption From Registration Claimed

Not applicable

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement):

4.1	HSBC Holdings Savings-Related Share Option Plan: International (incorporated by reference to Exhibit 4.1 of the Registrant’s Form S-8 dated June 11, 2007 (No. 333-143639))
4.2	HSBC Holdings Savings-Related Share Option Plan (incorporated by reference to Exhibit 4.1b of the Registrant's Form S-8 dated March 18, 2003 (No. 333-103887))
4.3	Amended and Restated Memorandum and Articles of Association of the Registrant
5	Opinion of Cleary Gottlieb Steen & Hamilton LLP, UK counsel to the Registrant, as to the legality of the shares being registered

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23	Consent of KPMG Audit Plc
24	Power of Attorney (set forth on the signature page hereto)

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY LONDON, ENGLAND, ON NOVEMBER 13, 2008.

HSBC HOLDINGS PLC

By:      /s/ D. J. Flint, CBE

Name: D. J. Flint, CBE

Title: Group Finance Director

POWER OF ATTORNEY

Know all persons by these presents that each officer or director whose signature appears below constitutes and appoints each of the directors named below, jointly and severally, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON NOVEMBER 13, 2008.

By:	/s/ S. K. Green
Name:	S. K. Green
Title:	Group Chairman
By:	/s/ M. F. Geoghegan, CBE
Name:	M. F. Geoghegan, CBE
Title:	Group Chief Executive
By:	/s/ S. A. Catz
Name:	S. A. Catz
Title:	Director
By:	/s/ V. H. C. Cheng, OBE
Name:	V. H. C. Cheng, OBE
Title:	Director

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By:	/s/ J. D. Coombe
Name:	J. D. Coombe
Title:	Director
By:	/s/ J. L. Durán
Name:	J. L. Durán
Title:	Director
By:	/s/ R. A. Fairhead
Name:	R. A. Fairhead
Title:	Director
By:	/s/ D. J. Flint, CBE
Name:	D. J. Flint, CBE
Title:	Group Finance Director
By:	/s/ A. A. Flockhart, CBE
Name:	A. A. Flockhart, CBE
Title:	Director
By:	/s/ W. K. L. Fung, OBE
Name:	W. K. L. Fung, OBE
Title:	Director
By:	/s/ S. T. Gulliver
Name:	S. T. Gulliver
Title:	Director
By:	/s/ J. W. J. Hughes-Hallett
Name:	J. W. J. Hughes-Hallett
Title:	Director
By:	/s/ W. S. H. Laidlaw
Name:	W. S. H. Laidlaw
Title:	Director
By:	/s/ Sir Mark Moody-Stuart, KCMG
Name:	Sir Mark Moody-Stuart, KCMG
Title:	Director

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By:	/s/ G. Morgan
Name:	G. Morgan
Title:	Director
By:	/s/ N. R. N. Murthy
Name:	N. R. N. Murthy
Title:	Director
By:	/s/ S. W. Newton
Name:	S. W. Newton
Title:	Director
By:	/s/ S. M. Robertson
Name:	S. M. Robertson
Title:	Director
By:	/s/ Sir Brian Williamson, CBE
Name:	Sir Brian Williamson, CBE
Title:	Director
By:	/s/ Janet Burak
Name:	Janet Burak
Title:	Authorized Representative in the United States

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